Exhibit 10.22

PHOENIX EQUITY HOLDINGS, LLC

2024 LONG-TERM INCENTIVE PLAN

PHANTOM UNIT AWARD AGREEMENT

Phoenix Equity Holdings, LLC (the “Company”) hereby grants to [    ] (the “Participant”) the following award of Phantom Units (the “Phantom Unit Award”). The Phantom Unit Award represents the right to receive certain cash payments from the Company or one of its Subsidiaries or Affiliates in the amounts and at the times specified in this Phantom Unit Award Agreement (this “Agreement”), pursuant and subject to the terms and conditions of this Phantom Unit Award Agreement and the Phoenix Equity Holdings, LLC 2024 Long-Term Incentive Plan (the “Plan”), the terms and conditions of which are hereby incorporated into this Agreement by reference. In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan shall control. Except as otherwise expressly provided herein, all capitalized terms used in this Agreement, but not defined, shall have the meanings provided in the Plan.

GRANT NOTICE

Subject to the terms and conditions of this Agreement, the principal features of this Phantom Unit Award are as follows:

Number of Phantom Units: [  ] Phantom Units in the aggregate.

Grant Date: [  , 20 ]

Forfeiture of Phantom Unit Award The Phantom Unit Award shall be subject to forfeiture as set forth in the Agreement.

TERMS AND CONDITIONS

1. Grant of Phantom Units. The Company hereby grants to the Participant, as of the Grant Date set forth in the Grant Notice (the “Grant Date”), an Award of Phantom Units as set forth in the Grant Notice, subject to all of the terms and conditions contained in this Agreement and the Plan.

2.  Payment on Phantom Units. This Award of Phantom Units shall confer upon the Participant the right to receive (i) the Distribution Equivalent Amount with respect to any Distribution Date occurring following the Grant Date, and (ii) the Sale Equivalent Amount, in each case, subject to Section 3.

(a) The Distribution Equivalent Amount with respect to any Distribution Date shall be paid to the Participant, less the amount of any associated tax withholdings required by law (if any), in cash on such Distribution Date or as soon as practicable thereafter (and in any event, no later than March 15th of the year following the year in which the Distribution Date occurs), provided that the Participant remains a Service Provider on such Distribution Date and has not incurred a Termination of Service for Cause or committed a Covenant Breach as of the date the Distribution Equivalent Amount is paid.

(b) The Sale Equivalent Amount with respect to a Sale shall be paid to the Participant, less the amount of any associated tax withholdings required by law (if any), in cash on the Closing Date or as soon as practicable thereafter (and in any event, no later than March 15th of the year following the year in which the Closing Date occurs), provided that the Participant remains a Service Provider on such Closing Date and has not incurred a Termination of Service for Cause or committed a Covenant Breach as of the date the Sale Equivalent Amount is paid.

(c) The Administrator (or its designee) shall have exclusive authority to determine each Distribution Equivalent Amount, the Sale Equivalent Amount, whether a Sale has occurred, and the total cash amount (if any) that may become payable in respect of the Phantom Units under this Agreement, and such determination shall be final and binding on all parties. Payments in respect of the Phantom Units may be paid by the Company or any of its Subsidiaries or Affiliates. The Administrator may in its discretion condition the Participant’s right to receive payment of any Distribution Equivalent Amount or Sale Equivalent Amount on the Participant’s timely execution of a release of claims.

3. Forfeiture of Award. In the event of the Participant’s Termination of Service for any reason, all Phantom Units subject to the Award shall automatically be forfeited by the Participant without further action and without payment of consideration therefor, unless otherwise determined by the Administrator or provided in a written agreement between the Participant and the Company. Following any forfeiture of the Participant’s Phantom Units, the Participant shall cease to have any right to receive Distribution Equivalent Amounts, other than any unpaid Distribution Equivalent Amount relating to a Distribution Date prior to the date of the Participant’s Termination of Service, or any Sale Equivalent Amount. For the avoidance of doubt, if the Participant incurs a Termination of Service for Cause or commits a Covenant Breach, the Participant shall forfeit all Phantom Units subject to the Award and all rights to any unpaid Distribution Equivalent Amount or Sale Equivalent Amount, unless otherwise determined by the Administrator.

4. Non-Transferability. Neither the Phantom Unit Award nor any right of the Participant in relation to the Phantom Unit Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant (or any permitted transferee) other than by will or the laws of descent and distribution or as otherwise permitted by the terms of the Plan and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company and any of its Affiliates.

5. Plan. The Phantom Unit Award shall be subject to the terms of the Plan. In the event of any contradiction between this Agreement or the Plan, the terms of the Plan shall govern.

6. Definitions. As used in this Agreement, the following terms shall have the meanings specified below unless the context clearly indicates to the contrary. Capitalized terms used in this Agreement but not otherwise defined herein, shall have the meanings provided in the Plan.

(a) “Available Cash” means cash available and intended for distribution pursuant to Section 5.2(b)(ii) of the LLC Agreement and the Plan (including as a result of Section 10.2(d) of the LLC Agreement in the event of a dissolution), as determined by the Administrator, and, for the avoidance of doubt, before taking into account amounts payable under the Plan in connection with such distribution.

(b) “Closing Date” means the date of consummation of a Sale.

(c) “Distribution Date” means any date on which holders of Units receive cash distributions pursuant to Section 5.2(b)(ii) of the LLC Agreement (including as a result of Section 10.2(d) of the LLC Agreement in the event of a dissolution).

(d) “Distribution Equivalent Amount” means, with respect to any given Distribution Date, the product of (x) 10%, (y) the Available Cash on such Distribution Date, and (z) a fraction, the numerator of which is the number of Phantom Units subject to the Award and the denominator of which is the number of Authorized Phantom Units.

(e) “Sale” means the first change in control transaction to occur following the Grant Date, as determined by the Administrator, provided that such Sale must also constitute a “Change in Control” within the meaning of the Plan.

(f) “Sale Equivalent Amount” means the product of (x) 10%, (y) the net cash proceeds of the Sale payable to Members (as defined in the LLC Agreement) on the Closing Date, as determined by the Administrator in its discretion after taking into account all transaction or other expenses, unreturned capital contributions, debt repayments and other adjustments or amounts that the Administrator determines to be appropriate, and (z) a fraction, the numerator of which is the number of Phantom Units subject to the Award and the denominator of which is the number of Authorized Phantom Units.

(g) “Section 409A” means Section 409A of the Code and the Treasury Regulations and other interpretive guidance issued thereunder.

7. No Rights as an Equityholder. The Participant hereby acknowledges and agrees that the Participant is not entitled to receive any equity interests in the Company Group following the Grant Date with respect to the Phantom Units or the Phantom Unit Award. The Participant hereby acknowledges that, for the avoidance of doubt, this Agreement represents only an unfunded, unsecured right to receive cash amounts as described in this Agreement and does not represent any membership, equity or ownership interest in the Company Group.

8. No Effect on Service. Nothing in this Agreement or the Plan shall be construed as giving the Participant the right to be retained in the employ or service of the Company or any Affiliate thereof. Furthermore, the Company Group may at any time dismiss the Participant from employment free from any liability or any claim under the Plan or this Agreement, unless otherwise expressly provided in the Plan, this Agreement or any other written agreement between the Participant and the Company Group.

9. Severability. If any provision of this Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, such provision shall be construed or deemed amended to conform to the applicable law or, if it cannot be construed or deemed amended without, in the determination of the Administrator, materially altering the intent of this Agreement, such provision shall be stricken as to such jurisdiction, and the remainder of this Agreement shall remain in full force and effect.

10. Tax Consultation. Neither the Administrator nor the Company or any of its Affiliates has made any warranty or representation to Participant with respect to the income tax consequences of the issuance of the Phantom Unit Award or the transactions contemplated by this Agreement, and the Participant represents that he or she is in no manner relying on such entities or their representatives for tax advice or an assessment of such tax consequences. The Participant understands that the Participant may suffer adverse tax consequences in connection with the Phantom Unit Award granted pursuant to this Agreement. The Participant represents that the Participant has consulted with any tax consultants that the Participant deems advisable in connection with the Phantom Unit Award.

11. Code Section 409A. Amounts payable in respect of this Agreement are intended to be exempt from or comply with the requirements of Section 409A. Notwithstanding any other provision of the Plan or this Agreement to the contrary, the Administrator may adopt such amendments to the Plan or this Agreement, adopt other policies or procedures (including amendments, policies and procedures with retroactive effective) or take any other action that the Administrator determines to be necessary or appropriate to either (a) exempt the amounts payable under this Agreement from Section 409A and/or preserve the intended tax treatment of such amounts, or (b) comply with the requirements of Section 409A; provided, that nothing in this Section 10 shall create any obligation on the part of the Company or the Administrator to adopt any such amendment or take any other action. Each installment payment under this Agreement shall be deemed a separate payment for purposes of Section 409A.

12. Amendments, Suspension and Termination. The Administrator may waive any conditions or rights under, amend any terms of, or alter this Agreement at any time, provided that no such change, other than pursuant to the Plan, shall materially and adversely reduce the rights or benefits of the Participant without the Participant’s consent.

13. Adjustments. The Participant acknowledges that the Phantom Unit Award is subject to modification and termination in certain events as provided in this Agreement and the Plan.

14. Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer contained herein, this Agreement shall be binding upon the Participant and his or her heirs, executors, administrators, successors and assigns.

15. Headings. Headings are given to the sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.

[Signature page follows]

The Participant’s signature below indicates the Participant’s agreement with and understanding that this Phantom Unit Award is subject to all of the terms and conditions contained in the Plan and in this Agreement. In the event that the Participant fails to return a signed copy of this Agreement to the Company within 60 days following the Grant Date, the Phantom Unit Award will be automatically cancelled, unless determined otherwise by the Administrator. The Participant further acknowledges that the Participant has read and understands the Plan and this Agreement, which contains the specific terms and conditions of this Phantom Unit Award. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or this Agreement.

PHOENIX EQUITY HOLDINGS, LLC
a Delaware limited liability company

By:
Name:
Title:

PARTICIPANT

[Name]